Exhibit 99.1

Gunjan Kedia to become CEO of U.S. Bancorp in mid-April

Company chairman and CEO Andy Cecere to serve in executive chairman role

MINNEAPOLIS (January 28, 2025) – U.S. Bancorp (NYSE: USB) announced today that President Gunjan Kedia will become the company’s chief executive officer at the conclusion of the organization’s annual meeting of shareholders on April 15. Kedia also was elected to the company’s Board of Directors. Current Chairman and CEO Andy Cecere will serve as executive chairman, continuing to lead the Board of Directors and supporting Kedia as she assumes her new role.

“One of the hallmarks of U.S. Bancorp is its thorough and measured approach to succession planning. The company’s bench is deep, and the talent to grow and promote from within is impressive,” said U.S. Bancorp Lead Independent Director Roland Hernandez. “We are grateful to Andy for his years of service to the company and especially his stewardship as chairman and CEO for nearly eight years; we look forward to his ongoing guidance as the company’s executive chairman. At the same time, we are inspired by Gunjan’s vision for the company, and we are confident in her ability to guide U.S. Bancorp into a vibrant and engaging future that honors the past while achieving new possibilities.”

Kedia, 54, joined U.S. Bancorp in 2016 and has been an influential leader within the bank, most recently serving as president and overseeing the revenue lines. She has spent nearly 30 years in financial services, serving in global executive positions at State Street Financial and BNY, as well as holding leadership roles at McKinsey and Company and PwC. She is a seven-time honoree on the American Banker Most Powerful Women in Banking and Finance lists and has been named twice to the Barron’s 100 Most Influential Women in U.S. Finance list. She holds a master’s degree in business administration with distinction from Carnegie Mellon University and a bachelor’s degree in engineering, also with distinction, from the Delhi School of Engineering. She sits on the board of directors for PBS, American Red Cross and Carnegie Mellon Business School.

“U.S. Bancorp is a truly special place that allows us to do meaningful work and build lasting relationships with millions of clients who are navigating some of the most important moments in their lives and organizational journeys,” Kedia said. “I am deeply honored to be trusted to lead this iconic company, and I am thankful to Andy for his leadership and his stewardship of our organization. We will build on a solid foundation of integrity and doing business the right way to drive growth. These values will continue to guide us toward an ambitious future – one we will build together.”

Cecere, 64, has spent nearly 40 years with U.S. Bancorp, serving as chairman since 2018 after assuming the CEO role in 2017 and holding prior positions as president, chief operating officer and chief financial officer. He has led the company through dynamic change during his tenure, prioritizing investments in technology, payments and digital capabilities, leading the organization through the COVID-19 pandemic, and serving as an influential figure in merger and acquisition activities that created the U.S. Bancorp of today – including the recent transaction involving Union Bank that catapulted the company’s presence in California.

“I have spent nearly 40 years at U.S. Bancorp, and I have had a front row seat to exciting and meaningful changes that have positioned our company for ongoing success. It has been a tremendous honor and a privilege I value deeply, and I believe the time is right to welcome Gunjan warmly to the role I’ve held for nearly eight years,” Cecere said. “As I said when she was appointed to president last year, she is an influential executive who understands our business, is skilled in strategic execution, and is driven to help the organization perform at our best. She is a terrific leader who is poised to confidently guide U.S. Bancorp into the future in partnership with an experienced leadership team and 70,000 dedicated employees.”

The leadership transition is expected to go into effect April 15, with Kedia and Cecere working together closely on that plan during the next three months.

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About U.S. Bancorp

U.S. Bancorp, with more than 70,000 employees and $678 billion in assets as of December 31, 2024, is the parent company of U.S. Bank National Association. Headquartered in Minneapolis, the company serves millions of customers locally, nationally and globally through a diversified mix of businesses including consumer banking, business banking, commercial banking, institutional banking, payments and wealth management. U.S. Bancorp has been recognized for its approach to digital innovation, community partnerships and customer service, including being named one of the 2024 World’s Most Ethical Companies and Fortune’s most admired superregional bank. Learn more at usbank.com/about.

Contacts

Investors:

George Andersen, director of investor relations, U.S. Bancorp Investor Relations, george.andersen@usbank.com

Media:

Jeff Shelman, senior vice president, U.S. Bank Enterprise External Communications, jeffrey.shelman@usbank.com